EXHIBIT 4.1

Termination of Registration Rights Agreement

Dated: December 4, 2015

Reference is made to that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated as of June 9, 2015, by and among Ashford Hospitality Prime, Inc. (the “Company”), Ashford Hospitality Prime Limited Partnership (the “Operating Partnership”), Ashford Hospitality Advisors LLC (the “Advisor”) and MLV & Co. LLC (“MLV”) with respect to the Company’s 5.50% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”).

The Parties hereby terminate the Registration Rights Agreement, effective immediately, such that the Registration Rights Agreement shall be of no further force or effect, with no further liability of any party thereto.

[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

[Signature Page to Termination of Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

ASHFORD HOSPITALITY PRIME, INC.

By:	/s/ David A. Brooks
Name: David A. Brooks
Title: Chief Operating Officer and General Counsel

ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP

By: Ashford Prime OP General Partner LLC, as the sole general partner

By: Ashford Hospitality Prime, Inc., as the sole managing member

By:	/s/ David A. Brooks
Name: David A. Brooks
Title: Vice President

ASHFORD HOSPITALITY ADVISORS LLC

By:	/s/ David A. Brooks
Name: David A. Brooks
Title: Vice President

MLV & CO. LLC

By:	/s/ Patrice McNicoll
Name: Patrice McNicoll
Title: CEO

[Signature Page to Termination of Registration Rights Agreement]